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Alternative Investment
Strategies

WORLD MONITOR TRUST II--
SERIES D

MONTHLY REPORT/
OCTOBER 25, 2002

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PRUDENTIAL FINANCIAL (LOGO)

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         WORLD MONITOR TRUST II--SERIES D
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Dear Interest Holder:

Enclosed is the report for the period from September 28, 2002 to October 25, 2002 for World Monitor Trust II--Series D ('Series D'). The net asset value of an interest as of October 25, 2002 was $90.01, an increase of 1.99% from the September 27, 2002 value of $88.25. The calendar year-to-date return for Series D was an increase of 9.98% as of October 25, 2002.

The estimated net asset value per interest as of November 15, 2002 was $92.72. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at (212) 778-2443.

          Sincerely yours,


          /s/ Eleanor L. Thomas
          ---------------------
          Eleanor L. Thomas
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
------------------------------------------------
For the period from September 28, 2002
  to October 25, 2002
Revenues:
Realized gain on commodity
  transactions.......................   $  7,363
Change in unrealized commodity
  positions..........................    158,868
Interest income......................      8,000
                                        --------
                                         174,231
                                        --------
Expenses:
Commissions..........................     29,617
Management fees......................      6,161
Other transaction fees...............      1,252
Other expenses.......................      7,425
                                        --------
                                          44,455
                                        --------
Net gain.............................   $129,776
                                        --------
                                        --------

STATEMENT OF CHANGES IN NET ASSET VALUE
---------------------------------------------------
For the period from September 28, 2002
  to October 25, 2002

                                             Per
                                Total      Interest
                              ----------   --------
Net asset value at beginning
  of period (70,695.547
  interests)................  $6,239,175   $  88.25
Contributions...............     272,200
Net gain....................     129,776
Redemptions.................     (51,455)
                              ----------
Net asset value at end of
  period (73,212.136
  interests)................  $6,589,696      90.01
                              ----------   --------
                              ----------
Change in net asset
  value per interest....................   $   1.76
                                           --------
                                           --------
Percentage change.......................       1.99%
                                           --------
                                           --------

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I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust II--Series D is accurate and complete.

                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.


                               /s/ Steven Weinreb
                               ------------------
                               by: Steven Weinreb
                            Chief Financial Officer